EXHIBIT 99.4

1	CNL Growth Properties Valuation Webinar Script	January 20, 2015 – 2:00pm ET

Moderator Name:

Moderator

Welcome to the CNL Growth Properties valuation conference call. On the call today will be Scott Hall, Senior Vice President of Operations, and John Starr, Chief Portfolio Management Officer. Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The Company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments, except as required by law.

As with any investment, investing in CNL Growth Properties is subject to risks and uncertainties that you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

2	CNL Growth Properties Valuation Webinar Script	January 20, 2015 – 2:00pm ET

Additional information is available in filings with the SEC, which also may be accessed through the Company’s website at www.CNLGrowthProperties.com. Each listener is encouraged to review those filings together with all other information provided therein.

We will conduct a question and answer session at the end, and instructions will be provided at that time. I will now turn the call over to Scott Hall.

Overview (Scott)

(Slide 7)

Good afternoon and thank you for joining us today. CNL Growth Properties is a real estate investment trust that is focused on owning growth-oriented commercial real estate. Due to favorable industry and market data, our focus is principally on the development of multifamily apartment communities in growth-oriented markets. As of December 31, 2014, we held investments in 16 assets in 8 states. For purposes of our valuation the properties were placed in three valuation categories, seven of the properties were valued as operational assets with development complete or substantially complete, eight of the properties were classified development projects, and one property was categorized as held for sale.

(Slide 8)

Our initial public offering commenced in October 2009; and we officially commenced operations in April 2010 after raising the required minimum investment to break escrow. Our initial offering closed in April 2013, and we commenced a follow-on offering in August 2013. The follow-on offering closed in April 2014. We raised an aggregate of approximately $559 million in our offerings and made investments directly or through joint ventures in which we own a

3	CNL Growth Properties Valuation Webinar Script	January 20, 2015 – 2:00pm ET

majority stake in properties having a total capitalized cost (or development budget) of nearly $630 million. All of our current portfolio assets are multifamily apartment communities that are either newly constructed or under development.

With the completion of our public offerings, we began to explore strategic liquidity alternatives. In November 2014 we announced the pending sale of a community in Charleston County, South Carolina, which I will discuss further in a moment. Also, as the result of the close of our capital raise, our board of directors deemed it in the best interest of the Company and our shareholders to terminate stock distributions, to terminate our Distribution Reinvestment Plan, and suspend our Stock Redemption Plan. All became effective as of October 1, 2014.

Our most recent determination of estimated net asset valuation for the REIT was performed as of December 31, 2014.

(Slide 9)

As I mentioned a moment ago, in November 2014 we announced the pending sale of Woodfield Long Point, a 258-unit garden style residential community in Charleston County, South Carolina. The sale closed on January 15, 2015 for a price of $55.5 million. The buyer was a non-affiliated third party. We are very pleased with the return on this asset, due in large part to favorable market conditions; however, as a number of our communities are still under construction, I would like to stress that the sale of Woodfield Long Point is no indication of future results.

4	CNL Growth Properties Valuation Webinar Script	January 20, 2015 – 2:00pm ET

Estimated NAV (Scott)

(Slide 10)

As with previous net asset valuations for CNL Growth Properties, we engaged CBRE Capital Advisors, Inc. (“CBRE Cap”), an independent investment banking firm, to conduct property level and aggregate valuation analyses and to provide a report containing among other things, a range for the net asset value per share of our common stock as of December 31, 2014. On the basis of the valuation report provided by CBRE Cap, our board unanimously approved $10.63 as the estimated net asset value per share of our Company’s common stock as of December 31, 2014.

At the time of our second valuation in December 2013, our board of directors led by the valuation committee, which is comprised solely of independent directors, concluded that an updated valuation as of December 31st each year, would be in the best interest of our Company and its stockholders, by establishing a regular year-end schedule for determination of the net asset value of our common shares as recommended by the Investment Program Association (or “IPA”) Guidelines. The IPA Guidelines may or may not comply with FINRA or ERISA requirements.

As with our December 2013 valuation, we estimated our 2014 net asset value per share in accordance with the recommendations in the valuation guidelines established by the IPA. Because of CBRE Cap’s familiarity with our Company’s business model and portfolio of assets, our valuation committee and board of directors believed it was in the best interest of our Company and shareholders to engage CBRE Cap as our valuation expert for our December 2014 valuation. CBRE Cap commissioned MAI-certified appraisals for each property from CBRE Appraisal Group, an affiliate of CBRE Cap. The estimated value for real estate assets was determined utilizing a discounted cash flow analysis and did not include any enterprise or portfolio premium.

5	CNL Growth Properties Valuation Webinar Script	January 20, 2015 – 2:00pm ET

The values of other assets and liabilities such as cash, prepaid assets and accounts payable were based on the CNL Growth Properties’ share of the book values derived from our most recently available internal financial reports as adjusted for estimated activity through December 31, 2014. I would now like to turn the call over to John Starr, our Chief Portfolio Management Officer to discuss the valuation methodology in more detail.

Methodology for Real Estate (John)

(Slide 11)

To estimate the value of our real estate assets, which is by far the most significant component of the overall net asset value, our properties were grouped into three categories: (i) operating assets, (ii) development projects and (iii) assets held for sale.

Seven assets were valued as operating assets based on actual and projected cash flows utilizing an assumed holding period of four years from the date of acquisition. Actual cash flows were based on realized rents, and future cash flows were estimated utilizing historical cash flows from realized rents, with assumptions regarding stabilization for properties not yet stabilized.

The terminal values in the discounted cash flow analyses were estimated by dividing the forward year’s net operating income by the estimated terminal capitalization rates sourced from MAI appraisals. Terminal cap rates vary by location, asset quality and the supply and demand dynamics for each market. A valuation range was calculated by varying the discount rates and terminal cap rates by 2.5% in either direction to achieve a 5% total range. Where applicable for non-stabilized properties, adjustments were made for lease-up discounts and costs-to-complete.

6	CNL Growth Properties Valuation Webinar Script	January 20, 2015 – 2:00pm ET

For the eight development projects, the values were estimated by discounting the future cash flows assuming a holding period of four years from the date of acquisition. Future cash flow generated by each development project was estimated utilizing the development budgets and cash flow projections for each development project, which were prepared by the respective projects’ joint venture development partners in conjunction with the Company’s senior management and our advisor.

For joint venture properties, the values were estimated by discounting our respective share of the joint ventures’ estimated future cash flows after debt service and the repayment of debt in order to reflect our economic interests in each asset.

As with the operating properties, CBRE Cap utilized terminal cap rates from the MAI appraisals for the development projects. Similarly, terminal cap rates varied by location and market and a 5% range was developed by adjusting the discount rates and terminal cap rates up and down by 2.5%.

Finally, as it relates to the asset held for sale, CBRE Cap arrived at an estimated value to the Company for the Woodfield Long Point community in Charleston County, South Carolina, based on the price in the sales contract with an unrelated third party after debt and associated costs and distributions to our joint venture partner.

7	CNL Growth Properties Valuation Webinar Script	January 20, 2015 – 2:00pm ET

Valuation Summary

(Slide 12)

The resulting valuation range for the net asset value of the company on a per share basis was $10.36 to $10.91 per share, including the estimated amount of subordinated incentive fees in a hypothetical liquidation at $0.01 and $0.11 per share at the low and high ends of this range respectively. The weighted average discount rate was 10.5% and the weighted average terminal cap rate was 6.0%.

(Slide 13)

Using this information, our board of directors, based on the recommendation from our valuation committee, estimated our net asset value to be approximately $239.4 million. Broken down by major assets and liabilities, this includes approximately $199.4 million in real estate value and $46.9 million in cash and other assets; offset by approximately $4.6 million in accounts payable and other liabilities.

Dividing our total net asset value by approximately 22.5 million shares outstanding as of December 31, 2014, results in an estimated net asset value per share of $10.63. This represents an increase of 7.4% as compared to our December 31, 2013 NAV.

8	CNL Growth Properties Valuation Webinar Script	January 20, 2015 – 2:00pm ET

Looking Ahead

(Slide 14)

As we enter the final stages of our life cycle we will be exploring strategic liquidity alternatives, as exemplified by the sale of the Woodfield Long Point community. We are also striving to execute on our current investment pipeline of multifamily development transactions, and manage our portfolio to drive completion and stabilization of the assets currently under development.

For More Information

(Slide 15)

We intend to post this presentation on our website at www.CNLGrowthProperties.com if you would like to refer back to it. We also invite you to view our Form 8-K filed on January 20, 2015, which has additional details about our estimated net asset value and our valuation process, and to which this presentation is attached as an exhibit.

Q&A

(Slide 16)

Now I will turn it back over to [moderator name] to take questions from the audience.